EXHIBIT 99


                                 Date:   July 22, 2004
                             Refer to:   (317) 276-5795 - Terra Fox, Lilly
                                         (425) 415-2207 - Lacy Fitzpatrick, ICOS

                Lilly ICOS LLC Reports Second Quarter 2004 Cialis
                         Worldwide Sales of $137 Million
                   - U.S. sales of Cialis exceed $50 million -

BOTHELL, Wash. and INDIANAPOLIS, Ind - July 22, 2004 - Lilly ICOS LLC (Lilly
ICOS) (NYSE: LLY and Nasdaq:ICOS) is releasing its financial results for the three-month period ended June 30, 2004. Worldwide sales of Cialis(R) (tadalafil) in the second quarter of 2004 were $137.2 million, compared to $108.3 million in the first quarter of 2004 and $37.4 million in the second quarter of 2003.

Cialis Net Product Sales:
-------------------------
(in millions)
                                                  Three Months Ended                 Six Months Ended
                                                       June 30,                          June 30,
                                           --------------------------------- ---------------------------------
                                                 2004            2003              2004            2003
                                           ----------------  --------------- -----------------  --------------
Lilly ICOS Territories:
     United States                                    $50.8            $ --             $83.6            $ --

     Europe1                                           45.3            21.9              81.6            38.5
     Canada and Mexico                                  8.9              --              14.8              --
                                           ---------------- ---------------- ----------------  ---------------
        Total Lilly ICOS                              105.0            21.9             180.0            38.5
Lilly Territories                                      32.2            15.5              65.5            20.4
                                           ---------------- ---------------- ----------------  ---------------
       Worldwide Total                               $137.2          $ 37.4            $245.5          $ 58.9
                                           ================ ================ ================  ===============

--------
1 Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

"Worldwide sales of Cialis were strong in the 2004 second quarter, exceeding $137 million, and continue on track to achieve our full year worldwide sales expectation of $500 million to $600 million," observed Paul N. Clark, ICOS Chairman and CEO. "The Lilly ICOS 2004 second quarter net loss came in lower than previously contemplated due to the timing of certain expenditures that Lilly ICOS strategically shifted to later in the year. Full year 2004 results expected for Lilly ICOS continue to be in-line with our prior guidance."

Clark continued, "Worldwide, the PDE5 inhibitor market is solidly expanding. In the U.S., first-half 2004 PDE5 inhibitor market prescription growth was 13.2%, compared to the same period in 2003.2 Also, in the U.S., Cialis share of total PDE5 inhibitor prescriptions grew to 14.0% for the month of June 2004, up 3.8 percentage points from its March 2004 level.2 Patients and physicians continue to embrace Cialis' unique 36-hour window of opportunity."

Bryce Carmine, Lilly's President, Metabolic Disorders and Specialty Products added, "We are continuing to invest in Cialis to build on the momentum of the launch, including our most recent new U.S. initiative, The Cialis Promise. Reflecting our confidence in this product, we are offering to pay for our competitors' products if patients are not satisfied after trying Cialis."

Financial Results
-----------------

For the three months ended June 30, 2004, Lilly ICOS reported a net loss of $70.5 million, compared to a net loss of $40.1 million for the three months ended June 30, 2003.

Total Lilly ICOS revenue for the second quarter of 2004 was $111.4 million, compared to $25.0 million for the second quarter of 2003. Lilly ICOS revenue for the 2004 period includes $6.4 million in royalties on sales reported by Lilly, compared to $3.1 million in royalty revenue for the second quarter of 2003. The increase in Lilly ICOS revenue reflects the global expansion of Cialis availability, from introduction in Europe, Australia and New Zealand in February 2003, to approximately 70 countries today.

Cost of sales, including royalties payable by Lilly ICOS equal to 5% of its net product sales, increased $6.8 million from the second quarter of 2003, to $9.0 million in the second quarter of 2004. As a percent of net product sales, cost of sales was 8.6% in the second quarter of 2004, compared to 9.9% in the second quarter of 2003.

Selling, general and administrative expenses increased $109.3 million from the second quarter of 2003, to $157.8 million in the second quarter of 2004. This increase is primarily due to 2004 sales and marketing costs associated with the launches of Cialis in the United States, Canada and Mexico.

Research and development expenses were $15.1 million in the second quarter of 2004, compared to $14.3 million in the second quarter of 2003.

------------
2  Based on calculations using IMS National Prescription Audit Plus(TM), June
2004.

For the six months ended June 30, 2004, Lilly ICOS reported a net loss of $209.3 million, compared to a net loss of $83.2 million for the six months ended June 30, 2003. The increase is primarily due to sales and marketing costs associated with the launches of Cialis in the United States, Canada and Mexico.

About Lilly ICOS LLC
--------------------

Lilly ICOS LLC, a 50/50 joint venture between ICOS Corporation and Eli Lilly and Company, is marketing Cialis for the treatment of erectile dysfunction in North America and Europe.

Eli Lilly and Company, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Indiana, Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs.

ICOS Corporation, a biotechnology company, is dedicated to bringing innovative therapeutics to patients. Headquartered in Bothell, Washington, ICOS is marketing its first product, Cialis(R) (tadalafil), for the treatment of erectile dysfunction. ICOS is working to develop treatments for serious unmet medical conditions such as chronic obstructive pulmonary disease, benign prostatic hyperplasia, cancer and inflammatory diseases.

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the industry, management beliefs and certain assumptions made by the management of ICOS and Lilly. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, competitive, governmental, technological, legal and other factors discussed in the two companies' respective filings with the Securities and Exchange Commission, which may affect the business and prospects of the two companies and Lilly ICOS. Results and the timing and outcome of events may differ materially from those expressed or implied by the forward-looking statements in this press release. More specifically, there can be no assurance that Cialis will achieve commercial success or that competing products will not pre-empt market opportunities that might exist for the product.

The forward-looking statements contained in this press release represent ICOS' and Lilly's judgment as of the date of this release. Neither ICOS nor Lilly undertake any obligation to update any forward-looking statements.

                       --Selected financial data follows--






                                                     Lilly ICOS LLC
                                    Condensed Consolidated Statements of Operations
                                                     (in thousands)
                                                      (unaudited)

                                                         Three Months Ended                      Six Months Ended
                                                              June 30,                               June 30,
                                                   -------------------------------        -------------------------------
                                                        2004           2003                    2004           2003
                                                   -------------- ----------------        --------------  --------------
Revenue:

     Product sales, net                                 $  105,000      $  21,853              $  180,017      $  38,468
     Royalties                                               6,449          3,115                  13,101          4,090
                                                   --------------- ----------------        ---------------  --------------
         Total revenue                                     111,449         24,968                 193,118         42,558
                                                   --------------- ----------------        ---------------  --------------

Expenses:
     Cost of sales                                           8,982          2,170                  15,555          3,774
     Selling, general and administrative                   157,838         48,544                 352,891         90,940
     Research and development                               15,119         14,344                  33,946         31,029
                                                   --------------- ----------------        ---------------  --------------
         Total expenses                                    181,939         65,058                 402,392        125,743
                                                   --------------- ----------------        ---------------  --------------


Net loss                                               $  (70,490)    $  (40,090)             $ (209,274)    $  (83,185)
                                                   =============== ================        ===============  =============


                                                                   Lilly ICOS LLC
                                                              SUMMARIZED OPERATING RESULTS
                                                                   (in thousands)
                                                                    (unaudited)



                                                    2004                            2003
                                     -------------------------------  --------------------------------------------------
                                         Q1        Q2       TOTAL        Q1        Q2        Q3        Q4       TOTAL
                                     ---------- --------- ----------  --------- --------- --------- --------- ----------

 Revenue:
   Product sales, net                  $75,017  $105,000   $180,017    $16,615   $21,853   $28,449   $62,911   $129,828
   Royalties                             6,652     6,449     13,101        975     3,115     4,352     6,263     14,705
                                     ---------- --------- ----------  --------- --------- --------- --------- ----------
     Total revenue                      81,669   111,449    193,118     17,590    24,968    32,801    69,174    144,533
                                     ---------- --------- ----------  --------- --------- --------- --------- ----------
 Expenses:
   Cost of sales                         6,573     8,982     15,555      1,604     2,170     2,803     5,966     12,543
   Selling, general and
    administrative                     195,053   157,838    352,891     42,396    48,544    49,145   103,025    243,110
   Research and development             18,827    15,119     33,946     16,685    14,344    14,735    17,858     63,622
                                     ---------- --------- ----------  --------- --------- --------- --------- ----------
      Total expenses                   220,453   181,939    402,392     60,685    65,058    66,683   126,849    319,275
                                     ---------- --------- ----------  --------- --------- --------- --------- ----------
 Net loss                            $(138,784) $(70,490) $(209,274)  $(43,095) $(40,090) $(33,882) $(57,675) $(174,742)
                                     ========== ========= ==========  ========= ========= ========= ========= ==========
